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                                                                       Exhibit 5



                          [Letterhead of Don Thornton]


                                 April 12, 2001


Vesta Insurance Group, Inc.
3760 River Run Drive
Birmingham, Alabama 35243

     Re:  Registration Statement on Form S-3

Gentlemen:

     I am Senior Vice President and General Counsel to Vesta Insurance Group, Inc. In connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") relating to the offer and sale of up to 750,000 shares of Vesta's common stock, $.01 par value (the "Shares") held in the Vesta Agents Stock Incentive Plan Trust for allocation to participants in the Vesta Agents Stock Incentive Plan (the "Plan"), I have examined all corporate records, documents, agreements or other instruments of Vesta and have made all investigations of law and have discussed with Vesta's officers all questions of fact that I have deemed necessary or appropriate to render this opinion.

     Based upon the foregoing, I am of the opinion that the Shares have been validly issued and, when sold in the manner and for the consideration contemplated by the Plan and the Registration Statement, will be fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                           Very truly yours,



                                           /s/ Donald W. Thornton
                                           --------------------------------
                                           Donald W. Thornton